Exhibit 99.1

Press Release

Novavax’s Nuvaxovid™ 2025-2026 Formula COVID-19 Vaccine Approved in the U.S.

•	Nuvaxovid™ is the only protein-based, non-mRNA COVID-19 vaccine available in the U.S. for the 2025-2026 vaccination season

GAITHERSBURG, Md., August 27, 2025 – Novavax, Inc. (Nasdaq: NVAX) today announced that the U.S. Food and Drug Administration has approved the Nuvaxovid™ 2025-2026 Formula for the prevention of COVID-19 in individuals 65 years of age and older, or 12 years through 64 years of age with at least one underlying condition that puts them at high risk for severe outcomes from COVID-19.

“With today’s approval, we will work with our partner Sanofi to provide access to a protein-based, non-mRNA COVID-19 vaccine for eligible individuals this fall,” said John C. Jacobs, President and Chief Executive Officer, Novavax.

Clinical and preclinical data have previously shown that Nuvaxovid is safe and effective for the prevention of COVID-19.1,2 Both clinical and preclinical data from Nuvaxovid confirm that the JN.1 strain vaccination induces immunity across currently circulating JN.1 lineage strains, including NB.1.8.1, LP.8.1, XFG, XFC, LF.7 and XEC. As of July 2025, the vast majority of COVID-19 infections globally are caused by variants within the JN.1 strain.3

Sanofi is leading commercialization efforts for Nuvaxovid and Novavax is eligible to receive ongoing tiered royalties from sales of the vaccine.

VACCINE AUTHORIZATION (U.S.)

Nuvaxovid is a vaccine indicated for active immunization to prevent COVID-19 caused by SARS-CoV-2 in individuals 65 years of age and older, or 12 years through 64 years of age with at least one underlying condition that puts them at high risk for severe outcomes from COVID-19.

IMPORTANT SAFETY INFORMATION

Contraindications

•	Do not administer Nuvaxovid to individuals with a known history of severe allergic reaction (e.g., anaphylaxis) to any component of Nuvaxovid or to individuals who had a severe allergic reaction (e.g., anaphylaxis) following a previous dose of Novavax COVID-19 Vaccine, Adjuvanted.

Warnings and Precautions

•	Management of Acute Allergic Reactions: Appropriate medical treatment must be immediately available to manage potential anaphylactic reactions following administration of Nuvaxovid.
•	Myocarditis and Pericarditis: Clinical trials data provide evidence for increased risks of myocarditis and pericarditis following administration of Nuvaxovid. There have been post-marketing reports of myocarditis and pericarditis following administration of Nuvaxovid. The Centers for Disease Control and Prevention has published considerations related to myocarditis and pericarditis after vaccination, including for vaccination of individuals with a history of myocarditis or pericarditis(https://www.cdc.gov/vaccines/covid-19/clinical-considerations/myocarditis.html).

•	Syncope (fainting): Syncope (fainting) may occur in association with administration of injectable vaccines, including Nuvaxovid. Procedures should be in place to avoid injury from fainting.
•	Altered Immunocompetence: Immunocompromised persons, including individuals receiving immunosuppressive therapy, may have a diminished immune response to Nuvaxovid.
•	Limitations of Vaccine Effectiveness: Nuvaxovid may not protect all vaccine recipients.

Adverse Reactions

The most commonly reported (>10%) solicited adverse reactions were injection site tenderness, injection site pain, injection site redness, headache, muscle pain, fatigue, malaise, joint pain, fever and nausea/vomiting.

To report suspected adverse reactions, contact Novavax, Inc. at 1-844-668-2829 or the Vaccine Adverse Event Reporting System (VAERS) at 1-800-822-7967 or https://vaers.hhs.gov.

About Nuvaxovid™

Nuvaxovid is formulated to target the JN.1 variant. It is a protein-based vaccine made by creating copies of the surface spike protein of SARS-CoV-2 that causes COVID-19. With Novavax's unique recombinant nanoparticle technology, the non-infectious spike protein serves as the antigen that primes the immune system to recognize the virus, while Novavax’s Matrix-M® adjuvant enhances and broadens the immune response. The vaccine is packaged in pre-filled syringes and is stored at 2° to 8°C, enabling the use of existing vaccine supply and cold chain channels.

About Matrix-M® Adjuvant

Matrix-M is Novavax’s proprietary adjuvant that can be added to a vaccine or medicine to stimulate a stronger immune response and is currently used in globally approved vaccines. It is clinically proven to induce potent, durable and broad immune responses with an acceptable safety and tolerability profile and allows use of a lower dose of antigen that is still effective.4 Matrix-M is sustainably harvested and manufactured and has the potential to enhance existing and new vaccines. When combined with the Company’s recombinant, protein-based nanoparticles, this technology platform is the basis of Novavax’s expanding pipeline.

About Novavax

Novavax, Inc. (Nasdaq: NVAX) tackles some of the world's most pressing health challenges with its scientific expertise in vaccines and its proven technology platform, including protein-based nanoparticles and its Matrix-M adjuvant. The Company's growth strategy seeks to optimize its existing partnerships and expand access to its proven technology platform via research and development innovation, organic portfolio expansion in infectious disease and beyond, and forging new partnerships and collaborations with other companies. Please visit novavax.com and LinkedIn for more information.

Forward-Looking Statements

Statements herein relating to the future of Novavax, its operating plans and prospects, the efficacy, safety and intended utilization of Novavax’s COVID-19 vaccine, the possible receipt of tiered royalties from vaccine sales the immunogenic response of its vaccine technology against variant strains and the scope, are forward-looking statements. Novavax cautions that these forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation, challenges or delays related to the requested postmarketing commitment; antigenic drift or shift in the SARS-CoV-2 spike protein, challenges satisfying, alone or together with partners, various safety, efficacy and product characterization requirements, including those related to process qualification and assay validation, necessary to satisfy applicable regulatory authorities; difficulty obtaining scarce raw materials and supplies; resource constraints, including human capital and manufacturing capacity, on the ability of Novavax to pursue planned regulatory pathways; challenges or delays in obtaining regulatory authorization for a JN.1 protein-based COVID-19 vaccine or for future COVID-19 variant strain changes; challenges or delays in clinical trials; manufacturing, distribution or export delays or challenges; Novavax’s exclusive dependence on Serum Institute of India Pvt. Ltd. for co-formulation and filling and the impact of any delays or disruptions in their operations on the delivery of customer orders; and those other risk factors identified in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of Novavax's Annual Report on Form 10-K for the year ended December 31, 2024, as updated by the information identified in the “Risk Factors” section in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, each as filed with the Securities and Exchange Commission (SEC). We caution investors not to place considerable reliance on forward-looking statements contained in this press release. You are encouraged to read our filings with the SEC, available at www.sec.gov and www.novavax.com, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this document, and we undertake no obligation to update or revise any of the statements. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors and others should give careful consideration to these risks and uncertainties.

Contacts:

Investors

Luis Sanay, CFA

240-268-2022

ir@novavax.com

Media

Giovanna Chandler

(844) 264-8571

media@novavax.com

References

1.	Dunkle LM. et al; 2019nCoV-301 Study Group. Efficacy and safety of NVX-CoV2373 in adults in the United States and Mexico. New England Journal of Medicine. 2022;386(6):531-543. doi:10.1056/NEJMoa2116185.
2.	Áñez G. et al. Safety, Immunogenicity, and Efficacy of the NVX-CoV2373 COVID-19 Vaccine in Adolescents: A Randomized Clinical Trial. JAMA Netw Open. 2023;6(4):e239135. doi:10.1001/jamanetworkopen.2023.9135.
3.	World Health Organization. COVID-19 – Global Situation: https://www.who.int/emergencies/disease-outbreak-news/item/2025-DON572 Accessed online July 15, 2025.
4.	Stertman L. et al.; The Matrix-M™ adjuvant: A critical component of vaccines for the 21st century. Hum Vaccin Immunother. 2023 Dec 31;19(1):2189885. doi: 10.1080/21645515.2023.2189885.